December 16, 1996



Mutual Fund Group
101 Park Avenue
New York, NY  10017

Re:        Mutual Fund Group
            Vista U.S. Treasury Income Fund
            Vista U.S. Government Securities Fund
            Vista Short-Term Bond Fund
            Vista Bond Fund
            Vista Global Fixed Income Fund
            Vista Balanced Fund
            IEEE Balanced Fund
            Vista Emerging Growth Fund
            Vista Large Cap Equity Fund
            Vista Equity Income Fund
            Vista Small Cap Equity Fund
            Vista Growth and Income Fund
            Vista Capital Growth Fund
            Vista American Value Fund
            Vista International Equity Fund
            Vista Southeast Asian Fund
            Vista Japan Fund
            Vista European Fund

Registration No. 33-1496; ICA No. 811-5151
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Gentlemen:

     We have acted as special Massachusetts counsel to Mutual Fund Group ("MFG"), a Massachusetts business trust currently consisting of the above-referenced eighteen series (the "Funds") in connection with the public offering of MFG's shares of beneficial interest, par value $.001 per share (the "Shares"). and on various other general matters. We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, MFG has registered an indefinite number of Shares under the Securities Act of 1933. We further understand that, pursuant to the provisions of Rule 24f-2, MFG is filing with the Securities and Exchange Commission the Notice attached hereto making definite the registration of Shares of the Funds sold in reliance upon Rule 24f-2 during the period ended October 31, 1996 such Shares having been reduced by the aggregate sales price of the Shares redeemed during the period ended October 31, 1996.

     We have reviewed, insofar as they relate or pertain to each of the Funds, MFG's Registration Statement on Form N-1A filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, as amended to the date hereof, pursuant to which Shares were sold (the "Registration Statement"). We have also examined originals or copies certified or otherwise identified to our satisfaction, of such documents, records and other instruments we have deemed necessary or approp-riate for the purposes of this opinion. For the purposes of such examination, we have assumed the genuineness of all signatures and original documents and the conformity to the original documents of all copies submitted.

     Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, assuming that the Shares have been issued and sold in accordance with MFG's Declaration of Trust and Registra-tion Statement, the Shares which the Rule 24f-2 Notices attached hereto makes definite in number were legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion with the Rule 24f-2 Notice attached hereto.

                               Very truly yours,


                               Peabody & Brown